EXHIBIT 99

For Immediate Release:

  Greg Manning Auctions Expects Fiscal 2004 Net Profits to Increase 185% to $8
                        Million on Revenue Growth of 34%

West Caldwell, New Jersey, September 23, 2003 - Greg Manning Auctions, Inc. (Nasdaq: GMAI) announced today that for the fiscal year ending June 30, 2004, the company expects aggregate sales to grow to $160 million, an increase of 36% from $118 million in fiscal 2003. In addition, the company expects revenues to reach $135 million in fiscal 2004, versus the $101 million achieved in fiscal 2003, an increase of 34%. Net profits after taxes for fiscal 2004 are projected to be $8 million compared to the $2.8 million net for fiscal 2003, an increase of 185%.

For the company's fiscal first quarter, aggregate sales of $44 million and revenue of $37 million are forecast, and a net after tax profit of $2 million compared to aggregate sales of $29 million, revenue of $25 million and a loss of $339,000 in the first quarter of fiscal 2003.

Approximately 20% of 2004 revenue is expected to be derived from revenues generated under two agreements with Afinsa Bienes Tangibles, S.A. of Madrid, Spain; one with GMAI directly and the other with its wholly owned subsidiary, GMAI Auctentia Central de Compras, S.L. ("CdC"). Under these recently signed agreements, GMAI and CdC will act as exclusive suppliers of collectibles, primarily stamps and coins, for Afinsa on a worldwide basis. Afinsa is the parent company of Auctentia, S.L., the majority shareholder of GMAI. Afinsa is engaged, among other things, in commercial and trading activities involving collectibles throughout Europe, and has business relationships with a substantial number of long-term clients, the ultimate purchasers of the goods to be provided by GMAI and CdC.

Under the five-year agreements (which are terminable by either party under certain conditions after the first year), GMAI and CdC will both sell directly to Afinsa, as well as act as its agent in procuring requested material. Afinsa has agreed to pay a commission equal to 10% of the aggregate purchase price of all goods supplied by GMAI and CdC during the year. It is estimated that these contracts will generate $200 million to $250 million in revenue to GMAI over their five-year term.

Greg Manning, CEO and President, stated, "As reflected in our outlook for both the first quarter of fiscal 2004 and the entire fiscal year, we view GMAI~ s short- and long-term prospects in a very positive manner, with substantial increases in sales, revenues and net profits. The decision of Afinsa Bienes Tangibles, S.A., the parent of our majority shareholder, to consolidate all of its collectibles acquisitions of stamps and coins through GMAI will enable Afinsa to source a steady supply of material through a single collectibles company, rather than through a fragmented supply chain, with multiple agents and venues as in the past. We expect GMAI to generate a significant level of revenue over the length of these contracts, which establishes an important new profit center for the company. Having these long-term sales agreements in place

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will also enable GMAI to develop far more accurate forecasts than was previously possible."

Mr. Manning concluded, "GMAI's expansion has been well planned. Our new role as exclusive supplier to Afinsa reflects our company's major focus on collectibles, particularly stamps and coins, and their acquisition and sale through multiple platforms, including live auctions, Internet auctions, retail and wholesale."

Juan Antonio Cano, Chairman of Afinsa, stated, "We are very pleased to be able to consolidate our collectibles buying program through GMAI. Greg Manning and his staff of experts have already proven their ability to regularly supply Afinsa with substantial amounts of stamps and coins, which greatly assists Afinsa in our business development. Through our 23-year history, Afinsa has evolved into one of the world's leading companies selling tangible assets, with over 100,000 clients, 2,100 representatives and a full-time staff of 600 employees. We have been an investor in GMAI since 1996 and look forward to working with GMAI in the future, as our business at Afinsa continues to prosper and our need for stamps and coins grows."

About Greg Manning Auctions, Inc.
---------------------------------
Greg Manning Auctions, Inc. (GMAI) is a global collectibles auctioneer and merchant, with both Internet and live auctions and operations in North America, Europe and Asia. In North America, GMAI is a leading traditional and electronic -- Internet, interactive telephone, and Internet and live simulcast -- auctioneer and merchant/dealer of collectibles. Coins, stamps, sports cards, and affordable fine art are offered at http://www.gregmanning.com and http://www.teletrade.com.

About Afinsa Bienes Tangibles, S.A.
-----------------------------------
Afinsa Bienes Tangibles, S.A. is one of the world leaders in trading and investing in collectible tangible assets, mainly philatelic and numismatic markets. Headquartered in Spain, Afinsa operates worldwide and maintains a presence in China and other major countries in Europe and North America.

Statements in this
press release that relate to future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Factors which may cause such differences include changes in market conditions, changes in economic environment, competitive factors and the other factors discussed in the "forward-looking information" or "risk factors" sections included in GMAI's filings with the Securities and Exchange Commission, including GMAI's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, prospectuses and other documents that GMAI has filed with the Commission.

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